Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280
Press Release

IMMEDIATE

Contact:	David Radulski Investor Relations (441) 294-7460	Carol A. Parker Trott Media Relations (441) 294-7290

XL CAPITAL LTD ANNOUNCES RESIGNATION OF BOARD CHAIRMAN MICHAEL P. ESPOSITO

HAMILTON, BERMUDA (Dec 28, 2007) – XL Capital Ltd (NYSE: XL) ("XL") announced today that Michael P. Esposito, Chairman of XL, has resigned from its Board of Directors.  Mr. Esposito will continue as Chairman of the Board of Security Capital Assurance Ltd (NYSE:SCA) ("SCA"), XL's 46%-owned affiliate.  Mr. Esposito earlier this year announced his intention to step down from the XL Board in 2008. In his communication to the XL Board Mr. Esposito expressed his view that SCA's current need for his full attention in addressing various current issues outweighed his desire to adhere to his original retirement schedule.

Mr. Esposito stated: "While I am saddened by my decision to retire from XL earlier than I had planned, I can reflect proudly on the past 21 years as a founding XL director on what has become a leading global franchise in the insurance and reinsurance industry and look forward to assisting SCA in addressing its current challenges."

Brian M. O'Hara, Chief Executive Officer and Acting Chairman of XL, said: "We admire Mike's decision to forego the remainder of his XL Board term to give his full attention to SCA. It has been my pleasure and privilege to serve alongside Mike over the past two decades.  We will miss his steady presence as XL's Chairman."

Mr. Alan Z. Senter, a Director of XL, also announced his resignation from the Board of Directors of SCA.  Mr. O'Hara stepped down from the SCA Board last month. Both Messrs. O'Hara and Senter had served on the SCA Board pursuant to a transition services agreement entered into between the two companies at the time of SCA's initial public offering.  XL has the right to appoint directors constituting a substantial minority of the SCA Board and has informed SCA that it expects to do so in due course.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  More information about XL Capital Ltd is available at www.xlcapital.com.